HAUPPAUGE DIGITAL, INC.

                                 Code of Ethics

Introduction

This Code of Ethics (the "Code") embodies the commitment of Hauppauge Digital, Inc. and our subsidiaries to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All directors, officers and employees of the company (individually, a "Covered
Party" and collectively, the "Covered Parties") are expected to adhere to the principles and procedures set forth in this Code. For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, this Code shall be our code of ethics for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This Code is separate and apart from, and in addition to, any other policies our company may have in effect, from time to time, relating to our employees, officers and Board of Directors.


A. Code Compliance and Reporting

The Covered Parties should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any Covered Party who becomes aware of any existing or potential violation of this Code should promptly notify the Audit Committee of our Board of Directors (see Exhibit A attached hereto for contact information)
(we refer to such contacts as the "Appropriate Ethics Contact"). We will take such disciplinary or preventive action as we deem appropriate to address any existing or potential violation of this Code brought to our attention.

Any questions relating to how these policies should be interpreted or applied should be addressed to the Appropriate Ethics Contact.

B.  Personal  Conflicts of Interest and Related Party Transactions

A "personal conflict of interest" occurs when an individual's private interest improperly interferes with the interests of the company. Personal conflicts of interest, whether actual or apparent, are prohibited as a matter of company policy, unless they have been approved or waived by the company. In particular, a Covered Party must never use or attempt to use his or her position at the company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity, use of corporate property, information or opportunity.

Service to the company should never be subordinated to personal gain and advantage. Conflicts of interest, whether actual or apparent, should, to the extent possible, be avoided.

To ensure good faith negotiation, fair dealing and stockholder value, we have adopted a policy relating to related party transactions. To this end, any and all transactions contemplated to be entered into between the company and any Related Person, Related Entity or Family Member (each as defined below) must be on terms that are commercially reasonable and no less favorable to us as we could obtain from unrelated third parties and such terms must be approved by a

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majority of the disinterested members of the Board of Directors. For purposes of this policy, the term (i) "Related Person" shall mean any of our officers, directors or holders of more than 5% of our outstanding voting stock or any
subsidiary  of  ours,  (ii)  "Related   Entity"  shall  mean  any   corporation,
partnership, limited liability company, association or other entity in which a Related Person is an officer, director or holder of more than 5% of the outstanding voting interests thereof, and (iii) "Family Member" shall mean the Related Person's spouse, any other natural person who is related to the Related Person or his or her spouse to the second degree and any other natural person who resides with the Related Person.

Any Covered Party who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest or any related party transaction should discuss the matter promptly with the Appropriate Ethics Contact.

C. Public Disclosure

It is company policy that the information in our public communications, including our filings made with the United States Securities and Exchange Commission, be full, fair, accurate, timely and understandable. Covered Parties who are involved in the company's disclosure process are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the company to others, whether within or outside the company, including the company's independent auditors.

D. Compliance with Laws,  Rules and Regulations

It is company policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Covered Party to adhere to the standards and restrictions imposed by those laws, rules and regulations. If a Covered Party is not aware or familiar with the laws, rules or regulations that apply specifically to our business, they must request that the Appropriate Ethics Contact provide such information.

Generally, it is both illegal and against company policy for any Covered Party who is aware of material nonpublic information relating to the company, any of the company's clients or any other private or governmental issuer of securities to buy or sell any securities of those issuers, or recommend that another person buy, sell or hold the securities of those issuers. Any Covered Party who is uncertain about the legal rules involving his or her purchase or sale of any company securities or any securities in issuers with which he or she is familiar by virtue of his or her work for the company should consult with the Appropriate Ethics Contact before making any such purchase or sale.

E. Reporting any Illegal or Unethical Behavior

Each Covered Party is encouraged to talk to supervisors, managers or the Appropriate Ethics Contact about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is our policy not to allow retaliation for reports of misconduct by others made in good faith by a Covered Party. Covered Parties are expected to cooperate in internal investigations of misconduct, a failure of which may be deemed grounds for termination or suspension of employment.

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F. Amendment,  Modification and Waiver

This Code may be amended or modified by our Board of Directors. Waivers of this Code may only be granted by the Board of Directors or a committee of the Board with specific delegated authority. Waivers will be disclosed as required by the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder and any applicable rules relating to the maintenance of the listing of our securities on any stock exchange and/or NASDAQ.

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                           Appropriate Ethics Contact
                           --------------------------

Hauppauge Digital, Inc. Audit Committee
Hauppauge Digital, Inc.
91 Cabot Court
Hauppauge, New York 11788

Or via Email at: auditcommittee@hauppauge.com